UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Karcher, Carl N
   1200 N. Harbor Blvd.
   Anaheim, CA  92801
   Orange
2. Issuer Name and Ticker or Trading Symbol
   CKE Restaurants, Inc.
   CKR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   July 1998
5. If Amendment, Date of Original (Month/Year)
   July 1998
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |7/6/98|S   | |10,000            |D  |41.1813    |                   |I     |by Karcher Foundation      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/7/98|S   | |8,710             |D  |42.3243    |10,000             |I     |by Karcher Foundation      |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/9/98|G   | |4,632             |D  |           |2,146,843          |I     |by Family Trust            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/8/98|M   | |53,300            |A  |8.1064     |                   |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/8/98|S   | |50,000            |D  |41.00      |                   |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/8/98|S   | |1,000             |D  |42.1250    |                   |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/8/98|S   | |2,300             |D  |42.00      |                   |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/9/98|M   | |100,000           |A  |8.1064     |                   |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/9/98|S   | |50,000            |D  |42.00      |                   |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/9/98|S   | |50,000            |D  |42.50      |                   |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/10/9|M   | |11,700            |A  |8.1064     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/10/9|S   | |2,600             |D  |42.1875    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/10/9|S   | |9,100             |D  |42.00      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/10/9|M   | |38,300            |A  |8.9391     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/10/9|S   | |38,300            |D  |42.00      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/13/9|M   | |33,200            |A  |8.9391     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/13/9|S   | |33,200            |D  |42.75      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/13/9|M   | |5,500             |A  |17.8791    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/13/9|S   | |5,500             |D  |42.50      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/13/9|M   | |3,667             |A  |26.0227    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/13/9|S   | |3,667             |D  |42.50      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/16/9|J (1|V|70                |A  |40.236     |3,218              |D     |ESPP                       |
                           |8     |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |3,704,461 (2)      |I     |by Cannae L/P              |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |103                |I     |by Spouse                  |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options         |8.1064  |7/8/9|M   | |D          |D  |     |     |Common Stock|53,300 |       |            |D  |            |
                      |        |8    |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options         |8.1064  |7/9/9|M   | |D          |D  |     |     |Common Stock|100,000|       |            |D  |            |
                      |        |8    |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options         |8.1064  |7/10/|M   | |D          |D  |     |     |Common Stock|11,700 |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options         |8.9391  |7/10/|M   | |D          |D  |     |     |Common Stock|38,300 |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options         |8.9391  |7/13/|M   | |D          |D  |     |     |Common Stock|33,200 |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options         |26.0227 |7/13/|M   | |D          |D  |     |     |Common Stock|3,667  |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options         |17.8791 |7/13/|M   | |D          |D  |     |     |Common Stock|5,500  |       |64,083      |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Purchased pursuant to the CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan.
(2) Cannae Limited Partnership--Amended. Certain partners withdrew from the partnership and certain sales were made from the partnership as reported on Form 13D, Amendment 10, dated July 2, 1998. Said shares have been reported by Cannae and are not in addition to the reported amount. Reporting Person's ownership is solely that of a limited partnership interest.